Exhibit 10.9

December 16, 2011

Pierre-Michel Kronenberg
4700 Eldorado Springs Drive
Boulder, CO 80303

Dear Mike,

I am pleased to confirm our offer of employment with GFI (“the Company”) to you as set forth below. This offer is contingent upon favorable results from our standard background check.

Position:

Chief Technology Officer - In this position, you will report directly to me, Walter Scott, Chief Executive Officer. You will be employed by one of the Company’s U.S. entities and will reside in Switzerland.

Compensation:

You will be compensated at an annualized base salary rate of USD $310,000 which is paid biweekly and subject to normal U.S. deductions and withholdings, plus an annualized bonus of USD $150,000 gross at target, payable (quarterly) at the discretion of the Board of Directors with 50% based on company performance and 50% based on achievement of individual performance based criteria.

Subject to board approval you will be eligible for a stock option grant of 425,000 with 4 year vesting at current fair market value and upon a change in control, as defined in the GFI Stock Option Plan, 25% of the unvested portion of the stock option grant shall become vested and exercisable. All other provisions will be in accordance with the terms and conditions of the GFI Stock Option Plan.

Relocation:

The Company will reimburse you up to USD $16,000 in relocation expenses. If you voluntarily resign from the company before completing one year of service you will be responsible for repaying the relocation reimbursement amount in the following proportions:

Less than 3 months of employment – 100% repayment

3 months to 6 months – 75% repayment

6 months to 9 months – 50% repayment

9 months to 12 months – 25% repayment

Benefits:

You will be eligible to participate in our 401k Employee Savings Plan.

You will be entitled up to 25 days of vacation leave, plus local public holidays, while based in Switzerland, calculated on a pro-rata basis based on your start date. Unused vacation leave will not be paid out in the event your employment is terminated.

You have the option of either selecting from our U.S. health plans and insurance (pending approval) or the Company will reimburse you up to USD $13,500 per year for private medical insurance for you and your family, based on the provision of invoices or receipts.

If you select the U.S. health plans and insurance option, you will be eligible for medical and dental benefits the first of the month following your date of hire. You will be eligible for long term disability, short term disability, and life insurance the first of the month following ninety (90) days of employment. The Company may, in its sole discretion, change the benefits and may modify the employee manual at any time and in any manner, but any such changes or modifications will be generally applicable to all similarly situated employees.

The Company will also provide you up to USD $2,000 for tax return prep assistance for the 2012 calendar year.

Employment Date:	The start date will be January 1, 2012.

IMPORTANT:

You acknowledge that by, accepting this position, you will not violate the term of any prior agreement applicable to you, and that you will not utilize or make available to us any confidential or proprietary information of any third party or violate any obligation with respect to such information.

ALL EMPLOYEES ARE REQUIRED TO SIGN THE ATTACHED CONFIDENTIALITY AGREEMENT, PLEASE READ IT CAREFULLY. YOUR OFFER OF EMPLOYMENT IS EXPRESSLY CONTINGENT UPON THE SIGNING OF THIS AGREEMENT AND EMPLOYMENT IS ALSO SUBJECT TO ALL THE TERMS OF OUR EMPLOYEE MANUAL. THIS OFFER OF EMPLOYMENT IS ALSO CONTINGENT UPON YOUR PRESENTATION OF DOCUMENTS VERIFYING YOUR RIGHT TO WORK IN THE UNITED STATES, BACKGROUND CHECK AND REFERENCE VERIFICATION.

While we have every expectation that you will have a long and successful career with us, we must remind you that your employment with the Company is on an “at will” basis, which means that either of us may choose to terminate your employment at any time, with or without cause. Accordingly, nothing in this offer letter should be construed as creating a contract of employment tor a specified term.

Residing in Switzerland you will be subject to taxation and filing obligations in both the U.S. and Switzerland. The U.S. tax code allows the utilization of an exclusion and/or credit to minimize double taxation, though there may be a residual tax obligation due to the incremental difference in U.S. and Swiss tax rates. As it is your personal choice to reside in Switzerland, all Swiss and U.S. tax liabilities and filing obligations while you are employed with the Company will be your personal liability.

Please be advised if you continue to work tor a GFI U.S. entity you acknowledge that there may be issues with your authority if the GFI U.S. entity does not have a tax presence in Switzerland (e.g. you will have no authority to conclude contracts in the name of the GFI U.S. entity or any of its subsidiaries unless they are related only to preliminary or auxiliary services such as maintenance of a representative office, purchase of goods, advertising, etc.) and will in no event represent to any person that your acceptance of an order constitutes the GFI U.S. entity’s agreement to supply materials, products, or services on the terms or conditions specified in the order to give any prospective purchaser any reasonable basis for belief that you have authority to bind the GFI U.S. entity.

If you find the offer acceptable, please sign and date this letter at the end of page 3, as well as the attached Confidentiality Agreement. The original signed documents must be returned to us on or before your first day of work.

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We are very happy to extend this offer to you. We look forward to your formal acceptance, and in the meantime, if you have any questions, please do not hesitate to contact me.

Sincerely,

/s/ Walter Scott

Walter Scott
Chief Executive Officer
GFI Software - www.gfi.com

Attachment:  Confidentiality Agreement

The undersigned accepts the above Offer of Employment and agrees that it contains the terms and conditions of employment with GFI, that the employment offered is “at will” as described above and that this offer supersedes any and all prior understandings, offers or agreements, whether oral or written and that there are no other terms express, or implied.

Accepted:	/s/ Pierre-Michel Kronenberg

Date of Acceptance:	12/22/2011

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CONFIDENTIALITY, NON-COMPETE AND OWNERSHIP AGREEMENT

THIS AGREEMENT is entered into as of start date to be determined, by and between Monitis Inc., a corporation with its registered office located at 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware 19808 (“GFI” or the “Corporation”), and Pierre-Michel Kronenberg (“Employee”).

WHEREAS, GFI has employed or continues to employ the Employee;

WHEREAS, in the course of Employee’s employment, Employee has gained and/or will gain access to certain proprietary information of GFI; and

WHEREAS, GFI requires Employee to enter into this agreement as a condition to Employee’s employment and/or Employee’s continued employment by GFI;

NOW, THEREFORE, in consideration of the employment and/or continued employment of Employee, the promises hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.     Confidentiality. Employee covenants and agrees that, during and after this employment Employee will treat as confidential and will not, without the prior written approval of GFI, use (other than in the performance of Employee’s designated duties for GFI) or disclose, directly or indirectly, the Trade Secrets or Confidential Information (i) disclosed by GFI or its affiliates or developed by Employee as part of Employee’s duties hereunder, or (ii) disclosed to GFI or its affiliates, or to Employee as part of Employee’s duties hereunder, by Customers or other third parties subject to obligations of confidentiality; provided that the foregoing obligations with respect to Confidential Information shall expire one (1) year after termination of Employee’s employment by GFI, and the obligations with respect to Trade Secrets shall continue for so long as the information remains a Trade Secret under applicable law. For purposes hereof, the term “Trade Secret” shall mean information regarded as a trade secret under applicable law and information without regard to form, including, without limitation, know-how embodied in computer program algorithms, system design, architecture, logic, and structure, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a design, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers, which is not commonly known by or available to the public and which information:  (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. For purposes hereof, the term “Confidential Information” shall mean any confidential or proprietary information relating to GFI or its customers that is not a Trade Secret under applicable law. The Employee agrees to diligently protect any and all Trade Secrets and Confidential Information against loss by inadvertent or unauthorized disclosure and to comply with regulations established by GFI for the purpose of protecting such information.  FOR PURPOSES HEREOF, THE FOLLOWING SHALL NOT BE DEEMED TO BE TRADE SECRETS OR CONFIDENTIAL INFORMATION:  (i) INFORMATION PUBLICLY KNOWN THAT IS GENERALLY EMPLOYED BY THE TRADE AT OR AFTER THE TIME EMPLOYEE FIRST LEARNS OF SUCH INFORMATION, (ii) GENERAL INFORMATION OR KNOWLEDGE WHICH EMPLOYEE WOULD HAVE LEARNED IN THE COURSE OF EMPLOYMENT OR WORK ELSEWHERE IN THE GENERAL TRADE, AND (iii) EMPLOYEE METHODOLOGY.  For purposes hereof, the term “Employee Methodology” shall mean know-how embodied in computer program algorithms, system design, architecture, logic, and structure which is (i) developed or known by Employee completely independent of and prior to Employee’s employment relationship with GFI and supported by Employee’s written records, (ii) not proprietary to or restricted by any third party, and (iii)

which becomes a part of Employee’s knowledge and experience. Employee shall diligently protect any and all Trade Secrets and Confidential Information against loss by inadvertent or unauthorized disclosure and to comply with regulations established by GFI for the purpose of protecting such information.

2.     Records and Materials. All records, notes, files, recordings, tapes, disks, memoranda, reports, price lists, client lists, drawings, plans, sketches, documents, equipment, apparatus, and like items, and all copies thereof, relating to the business of GFI, the Trade Secrets or the Confidential Information, which shall be prepared by Employee or which shall be disclosed to or which shall come into the possession of Employee, shall be and remain the sole and exclusive property of GFI. Employee agrees, upon request from GFI and upon the termination of employment, to promptly deliver to GFI the originals and all copies of any of the foregoing that are in the Employee’s possession, custody or control.

3.     Employee Inventions and Works. Any invention, original work of authorship, idea, improvement, discovery, process, formula, code, algorithm, program, system, method or visual works (collectively, “Inventions”), which is made, developed or conceived, either solely or jointly with others, by Employee (i) in the course of Employee’s employment, (ii) with the use of GFI’s time, material or facilities, or (iii) in connection with the actual or demonstrably anticipated business, work, or research and development of GFI, will be promptly and fully disclosed by the Employee to Employee’s supervisor at GFI. Any such Inventions, whether made prior to, on, or after the date hereof, will be the sole and absolute property of GFI, including all patent, copyright, and other rights in respect thereof, and Employee hereby assigns, and upon the future creation thereof automatically assigns to GFI without further consideration, and Employee agrees to assign to GFI without further consideration, any right, title or interest Employee may have to such Inventions created prior to, on, or after the date hereof in any medium, including all rights to create derivative works based thereon. At the request and expense of GFI, either during or after employment, Employee will execute and deliver all such documents and will do all such other acts as may be in GFI’s opinion necessary or desirable to secure to GFI or its successors and assigns, complete, exclusive, perpetual, and worldwide right, title and interest in and to any such Inventions. Employee agrees to keep and maintain adequate and current written records (in the form of notes, laboratory notebooks, sketches, drawings, and as may otherwise be specified by GFI) of all inventions and original works of authorship made by Employee (solely or jointly with others) using GFI’s resources, on GFI’s time, or which relate to the actual or demonstrably anticipated business of GFI, which records shall be available to and remain the sole property of GFI at all times.  The provisions of this paragraph shall be binding upon the heirs, successors, and assigns of Employee.

4.     Cooperation. Employee agrees to cooperate at any time to the extent and in the manner reasonably requested by GFI and at GFI’s expense, in the prosecution or defense of any claims, litigation or other proceeding involving the property of GFI, the Trade Secrets, or the Confidential Information.

5.     Other Obligations. Employee acknowledges that GFI from time to time may have agreements with other persons or with the governmental entities or agencies which impose obligations or restrictions on GFI regarding inventions and original works of authorship made during the course of work thereunder or regarding the confidential nature of such work. Employee agrees to be bound by all such obligations and restrictions and to take all action necessary to discharge the obligations of GFI thereunder.

6.     Trade Secrets and Obligations to Others. Employee represents that Employee’s performance of all the terms of this Agreement and as an employee of GFI does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by him in confidence or in trust prior to Employee’s employment with GFI, and Employee will not disclose to GFI, or induce GFI to use, any confidential or proprietary information or material belonging to any previous employer or others. Employee represents that Employee is not a party to any non-compete agreement or other contract which would conflict with or prevent Employee from entering into employment with GFI or performing employee duties for GFI. Employee agrees not to enter into any agreement, either written or oral, in conflict herewith.

7.     Covenant Not to Solicit Customers. Employee covenants and agrees that during Employee’s employment hereunder and for a period of twelve (12) months following the termination of such employment for any reason, or, if later, the end date of any garden leave period as set forth in Section 11, Employee shall not, without the prior written consent of GFI, either directly or indirectly, on Employee’s own behalf or in the service or on behalf of others solicit or attempt to divert or appropriate any customers or prospective customers of GFI with whom Employee had actual contact during the twelve (12) month period immediately preceding Employee’s termination of employment with GFI to any business engaging in the same or substantially similar business as the business of GFI.

8.     Covenant Not to Solicit Employees. Employee covenants and agrees that during the term of Employee’s employment and for a period of twelve (12) months following the termination of such employment for any reason, or, if later, the end date of any garden leave period as set forth in Section 11, Employee shall not, either directly or indirectly, on Employee’s own behalf or in the service of or on behalf of others, hire away or contact, solicit, divert, or encourage any person employed by GFI with the intent of enticing him or her away from the employ of GFI, or otherwise induce or influence any person to discontinue employment with GFI, whether such person is a full-time or temporary employee of GFI and whether such employment is pursuant to a written agreement or such employment is for a determined period or is at will.

9.     Services for Others. This Agreement shall not be construed to restrict Employee’s right to provide services and/or develop other works for third parties, except as set forth in Section 11; provided, however, that there is prior disclosure to GFI and GFI approves such activities in writing, which approval shall not be unreasonably withheld. This right is subject, however, to all of the other restrictions contained in this Agreement, and to the condition that Employee use only Employee’s own time and resources with such services.

10.  Remedies. Employee acknowledges and agrees that, by virtue of the duties and responsibilities attendant to Employee’s employment by GFI and the special knowledge of GFI’s affairs, business, clients and operations that Employee has and will have as a consequence of such employment, irreparable loss and damage will be suffered by GFI if Employee should breach or violate any of the covenants and agreements contained in Sections 1 through 8; and Employee further acknowledges and agrees that each of such covenants are reasonably necessary to protect and preserve the business of GFI. Employee, therefore, agrees and consents that, in addition to any other remedies available to it, GFI shall be entitled to an injunction to prevent a breach or contemplated breach by the Employee of any of the covenants or agreements contained in such Sections. The existence of any claim, demand, action or cause of action of Employee against GFI, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by GFI of any of the covenants contained herein.

11.  Garden Leave, Release from Duties. If either GFI or the Employee serves notice on the other to terminate the Employee’s employment, regardless of the reason for such termination and regardless of whether such employment is terminated by the Employee or the Corporation, GFI may require the Employee to take ‘garden leave’ for a period of up to 12 months. During this time, the Employee will be released from his duties to perform work for GFI. Any period of such release shall be offset against any holiday entitlement. GFI may require the Employee to stop performing any work for GFI, exclude him from the premises and/or assign to him other duties instead of his regular work duties. During any such period, Employee will continue to receive his full salary and benefits. GFl may appoint any other person to perform Employee’s work duties under this Agreement whether on a permanent or temporary basis.

The Employee covenants and agrees that, during a period of garden leave, Employee will not, directly or indirectly, individually or as a partner, corporate employee, stockholder, consultant, officer, director, entity or advisor render or perform “Development Services” (as hereinafter defined) that directly compete against products developed by GFI. For purposes of this Agreement, “Development Services” are defined as those same or similar types of activities performed by the Employee during the twelve (12) month period immediately prior to the start of the garden leave period. The implied duties of trust and confidence and any of Employee’s covenants and duties set forth herein, including but not limited to the covenants and duties set forth in Sections 1, 4, 7, 8 and 9 will continue to apply during any such period.

12.  Electronic Mail, Voice Mail, and Computer Monitoring. Electronic mail service, voice mail service, and computers provided by GFI are intended solely for business use. Employee acknowledges GFI’s right to monitor Employee’s use of such facilities without notification.

13.  Telephone Monitoring. Telephone service provided by GFI is intended solely for business use. Employee acknowledges GFI’s right to monitor Employee’s use of such telephone service without notification.

14.  Severability. Each covenant of this Agreement shall be deemed and shall be construed as a separate and independent covenant, and should any part or provision of any such covenants be declared invalid by any court of competent jurisdiction, such invalidity shall in no way render invalid or unenforceable any other part or provision thereof or any other separate covenant of Employee not declared invalid.

15.  Notices. Any notice or communication required or permitted to be given hereunder may be delivered by hand, deposited with an overnight courier, sent by email or facsimile (provided delivery is confirmed), or U.S. Mail (registered or certified only), return receipt requested, in each case to the address set forth on the initial page hereof or at such other addresses as shall be designated in writing by either party to the other in accordance with this Section. Such notice will be deemed to be given when received.

16.  Other Rights and Agreements. The rights of GFI under this Agreement are in addition to, and not in lieu of, all other rights GFI may have at law or in equity to protect its confidential information, trade secrets and other proprietary interests. No amendment or modification of this Agreement shall be valid or binding upon GFI unless made in writing. The waiver by one party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision by the other party. Nothing in this Agreement affects the fact that Employee’s employment with GFI is expressly at-will.

17.  Miscellaneous. This Agreement shall be construed under the laws of the State of New York, without regard to its principles of conflicts of law. This Agreement constitutes the entire understanding of the parties with respect to the subject matter of this Agreement and merges all prior communications, understandings, and agreements. This Agreement may be modified only by a written agreement signed by the parties. The failure of either party to enforce at any time any of the provisions hereof shall not be a waiver of such provision, or any other provision, or of the right of such party thereafter to enforce any provision hereof.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed below.

GFI:

By:	Walter Scott III	Date:

Title: Director		Signature:

EMPLOYEE:

Signature:	/s/ Pierre-Michel Kronenberg	Date:	12/22/2011

EXHIBIT A

Description of Prior Inventions and Works

TO:	GFI

FROM:	Pierre-Michel Kronenberg

DATE:	December 22, 2011

SUBJECT:	Exhibit to amend Employee Confidentiality, Non-Compete and Ownership Agreement dated 12/22/2011

The following is a list of inventions or improvements relevant to the subject matter of my employment by GFI / Monitis (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

Description	Date of Concept or Creation	Owner
US Patent 5,907,703	Filed May 8, 1996 Granted May 25, 1999	N/A
US patent 6,405,265	Filed April 16, 1999 Granted June 11, 2002	N/A
US Patent 7,937,758	Filed January 23, 2007 Granted May 3, 2011	PC Tools, lnc./Symantec
“ExplorerPlus”, file management and computer system optimization.	1995	Kronenberg
“Nemo/Monitor365”, hosted client/server that monitors, manages, maintains and repairs systems.	2003	Kronenberg

Employee name:  Pierre-Michel Kronenberg

Employee signature:	/s/ Pierre-Michel Kronenberg